UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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TEGNA INC.
(Exact name of registrant as specified in its charter)
STANDARD GENERAL L.P.
STANDARD GENERAL MASTER FUND L.P.
SOOHYUNG KIM
COLLEEN B. BROWN
ELLEN MCCLAIN HAIME
DEBORAH MCDERMOTT
LAWRENCE WERT
STEPHEN USHER
DAVID GLAZEK
AMIT THAKRAR
DANIEL MALMAN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION, DATED [__], 2020
2020 ANNUAL MEETING OF SHAREHOLDERS
OF
TEGNA INC.

PROXY STATEMENT
OF
STANDARD GENERAL L.P.
●   , 2020
To Our Fellow Shareholders of TEGNA Inc.:
We are furnishing this Proxy Statement to holders of the common stock, par value $1.00 per share (“Common Stock”), of TEGNA Inc. (“TEGNA” or the “Company”), in connection with our solicitation of proxies for use at the 2020 Annual Meeting of Shareholders of the Company scheduled to be held on ●, 2020, at ●, at ● and at any and all adjournments, continuations or postponements thereof (the “Annual Meeting”).
This solicitation is being conducted by Standard General L.P. (“Standard General”), Standard General Master Fund L.P., David Glazek, Soohyung Kim, Daniel Malman, Amit Thakrar and Stephen Usher (collectively, together with Standard General, the “Standard General Parties” or “we”), as well as Colleen B. Brown, Ellen McClain Haime, Deborah McDermott and Lawrence Wert (collectively, and together with Soohyung Kim, the “Standard General Nominees”). As of the date hereof, Standard General beneficially owns an aggregate of 21,124,314 shares of Common Stock, representing approximately 9.7% of the shares of Common Stock, as reported to be outstanding by the Company as of January 31, 2020, in its capacity as the investment manager to various private investment vehicles, including Standard General Master Fund L.P., which is the record owner of 100 shares; Soohyung Kim, our founding partner and one of our nominees, may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by Standard General. As more fully discussed in this Proxy Statement, we are soliciting proxies to be used at the Annual Meeting for the election of each of the Standard General Nominees and the nominees of the Company specified in this Proxy Statement (the “Select Company Nominees”) as directors of the Company.
THIS SOLICITATION IS BEING MADE BY THE STANDARD GENERAL PARTIES, AND NOT ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.
We are seeking to change a significant minority of the Company's Board of Directors (the “Board of Directors” or the “Board”). In 2019, we made a substantial investment in the Company, becoming one of TEGNA’s largest shareholders. We invested in TEGNA because of our conviction that TEGNA should be the premier pure play local affiliate broadcasting company. TEGNA has a leading portfolio of local affiliate television broadcasting stations and is the largest owner of Big 4 affiliates in the top 30 markets.  Given the quality of its assets, TEGNA should be delivering best-in-class performance, and commensurate shareholder returns.
TEGNA shares, however, have underperformed TEGNA’s closest pure-play local affiliate broadcasting peers as well as the broader market.  From the time TEGNA became a pure-play broadcaster (spin from Gannett in June 2015) until Standard General disclosed its ownership stake on August 14, 2019, TEGNA’s total shareholder return was -28% vs. +33% for its peer group – this represents underperformance of 60%.
Standard General has an excellent track record of assisting similarly situated local television broadcasting companies achieve good results for shareholders. Media General, Inc. (NYSE:MEG) was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, but had divested those assets to pursue a pure-play broadcasting strategy. From our position as a substantial shareholder, and with a single Standard General principal on the board, we worked constructively with the management team and directors to help guide the company through a merger with publicly-traded LIN Media LLC (NYSE: LIN) that more than doubled Media General’s station portfolio. Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group (NASDAQ: NXST) in a cash and stock transaction valued at approximately $5 billion. The sale price represented a multiple of 11.2x EBITDA and an implied return of 179% during our 3.6 years of ownership.
Given Standard General’s substantial investment in TEGNA--we own approximately 20 times as many shares as the current Board and management combined-- our expertise in the broadcasting industry, and our focus on driving value for all TEGNA shareholders, we strongly believe that TEGNA shareholders would benefit from having Standard General’s nominees on the TEGNA Board.  We engaged the Company in an effort to reach a consensual solution, and are disappointed that members of management and the TEGNA Board refused our initial and reasonable request to add our principal, Soo Kim, to the Board. In our view, this refusal reflects a continuing pattern of passivity by the TEGNA Board in the face of persistent operational and shareholder returns underperformance, a questionable M&A strategy accompanied by inconsistent disclosures regarding financial metrics and multiples paid, excessive leverage and the rebuff of an acquisition proposal at a premium valuation from a credible buyer. As a result, we were compelled to nominate candidates for election to the TEGNA Board. After brief and perfunctory interviews with two of our five nominees, TEGNA declined to add any of our highly qualified nominees to its Board.
In early March 2020, it was been widely reported that TEGNA has received multiple acquisition proposals, including a cash and stock proposal from Gray Television, Inc., an all cash proposal from an affiliate of Apollo Global Management, Inc. and an all cash proposal from Allen Media, LLC. TEGNA has made no public statement regarding these proposals or any process being undertaken by TEGNA in response to these proposals, but media reports indicate that TEGNA is engaged in discussions with potential acquirers. We expect the TEGNA Board to conduct a full and fair evaluation of all available alternatives to maximize value, and we will continue to monitor this situation very closely.
We believe that the addition of our five highly qualified, diverse and independent nominees to the TEGNA Board is a critical step to ensure that TEGNA is on the right path to maximize value for all shareholders. Unlike the current Board, which does not have a single independent director with operational experience in local affiliate television broadcasting, our nominees have significant operating experience in the local affiliate television broadcasting industry and backgrounds spanning strategic planning, finance, M&A, and technology. Collectively, they have decades of experience as CEOs, CFOs, COOs, and directors of well-performing broadcasting companies. Our nominees are committed to rigorous oversight of TEGNA’s management, operations and business strategy, and to ensuring that TEGNA conducts a full and fair evaluation of its strategic alternatives. There can be no assurance that the business combination proposals received by TEGNA will result in a transaction and our highly qualified nominees are committed to taking all actions necessary to maximize value for TEGNA shareholders. Importantly, with the addition of our nominees, TEGNA’s board would also much better reflect the diversity of its audience.
We are seeking your support to elect the Standard General Nominees and the Select Company Nominees. More information about our candidates is contained in the enclosed proxy statement. The names, background and qualifications of the Select Company Nominees, and other information about them, can be found in the Company’s proxy statement. There is no assurance that any of the Company’s nominees will serve as directors if the Standard General Nominees are elected.
This Proxy Statement is first being sent or given to shareholders on or about ●, 2020. If your shares are held in your own name, please authorize a proxy to vote by signing and returning the enclosed WHITE proxy card in the postage-paid envelope provided or by instructing us by telephone or via the Internet as to how you would like your shares of Common Stock voted (instructions are on your WHITE proxy card).
If your shares are held in the name of a brokerage firm, bank or other custodian, only that firm can vote such shares and, with respect to the election of directors, only upon receipt of your specific instruction. Accordingly, we urge you to contact the person responsible for your account and instruct that person to execute the WHITE proxy card on your behalf. Please follow any voting instructions provided by your bank, brokerage firm, dealer, trust company or other nominee.

Thank you for your support,

Sincerely,
Soohyung Kim
Founding Partner
Standard General L.P.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting - This Proxy Statement and our WHITE proxy card are available at:
www.okapivote.com/TGNA2020
investors.tegna.com

If you have any questions regarding your WHITE proxy card or need assistance in executing your proxy, please contact:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Shareholders may call toll-free: (855) 208-8902
Banks and brokers call: (212) 297-0720
Email: info@okapipartners.com

BACKGROUND OF THE SOLICITATION
Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007. Its principal business is to manage capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General was founded by Soohyung Kim, who is currently our Chief Executive Officer, Managing Partner and Chief Investment Officer.
On August 14, 2019, Standard General filed a Schedule 13G disclosing a 9.2% economic interest in the Company. On that date, TEGNA’s common stock closed at $13.25.
On August 20, 2019, Mr. Kim attended an investors meeting with approximately half a dozen investors hosted by the Company’s Chief Financial Officer and Head of Investor Relations (and sponsored by a broker) at the Company’s office in New York. The Company responded to a question by another attendee about Standard General and said that because Standard General had made a Schedule 13G filing with respect to the Company, the Company did not expect to hear directly from Standard General. At this meeting, which occurred during trading hours, in response to a question by a participant, the Chief Financial Officer of the Company indicated that Apollo Global Management, LLC (“Apollo”) had not made an offer to acquire the Company. The following day, the Company filed a Form 8-K stating that, in fact, Apollo had made an offer to acquire the Company, but claimed that Apollo had not specified a price.  As discussed below, the Company later stated on January 21, 2020 that Apollo had made an offer at a premium.
On September 26, 2019, the Company’s Chief Executive Officer, David Lougee, called Mr. Kim. During their telephonic discussion, Mr. Kim relayed to Mr. Lougee that in response to the Company’s treatment of Schedule 13G filers as communicated in the August 20, 2019 investors meeting, Standard General would likely amend its filing status and file a Schedule 13D in place of its existing Schedule 13G.
On September 30, 2019, Standard General filed a Schedule 13D disclosing an approximately 9.8% economic interest in the Company. In the Schedule 13D, Standard General stated that subsequent to its Schedule 13G filing, it had observed news articles, disclosures by the Company and third-party research reports regarding possible M&A activity relating to the Company. Standard General noted that it had experience as a significant shareholder and its principals had substantial experience as directors of publicly listed television broadcasting companies and a successful track-record of overseeing acquisitions, mergers, and sales processes of publicly listed television broadcasting companies. Standard General disclosed that it intended to become actively engaged with the Company, including speaking with management, the Board, other shareholders, and third parties to gather information and share Standard General’s views on the Company’s strategic alternatives, including the previously disclosed offer for the Company as well any other proposals that may be made to the Company. On that date, TEGNA’s common stock closed at $15.53.
On October 10, 2019, Mr. Lougee, along with the Company’s Chief Financial Officer, Victoria Harker, and General Counsel, Akin Harrison, met with Mr. Kim at Standard General’s office to discuss Mr. Kim’s perspectives on the Company. During this meeting Mr. Kim expressed concern about the Company’s significant $1.5 billion in acquisitions during 2019 and the resulting substantial increase in the Company’s leverage. Mr. Kim suggested that the Company should also consider strategic transactions involving the Company as the current market trends favored such transactions. Given Standard General’s substantial shareholding in the Company and Mr. Kim’s experience in mergers and acquisitions in the broadcasting industry, Mr. Kim offered to help the Company in its pursuit of these efforts. Mr. Lougee pressed Mr. Kim for more specific information on the strategic transactions he had in mind for the Company. Mr. Kim explained that the Company would benefit from exploring its options, in general, for strategic transactions, rather than pursuing any predetermined, specific transactions at this preliminary stage.
On November 4, 2019, the Chairman of the Board, Howard Elias, made a follow-up call to Mr. Kim and, similar to the discussion on October 10, 2019, the parties discussed Mr. Kim’s views on exploring strategic transactions for the Company. Mr. Kim reiterated his view of the importance of the Company’s exploring various strategic alternatives. Mr. Kim suggested that he believed that his experience in strategic transactions in the broadcasting industry would serve the Company well and on this basis, asked for representation on the Board.
On November 26, 2019, Mr. Elias informed Mr. Kim that he would forward Mr. Kim’s request for Board representation to the head of the Company’s Nominating and Governance Committee, Neal Shapiro.
On December 19, 2019, Mr. Kim met with Mr. Shapiro and several other directors including Susan Ness, Gina Bianchini (telephonically), Henry McGee and Stuart Epstein at the offices of TEGNA’s legal counsel. At this meeting Mr. Kim and the TEGNA directors discussed Standard General’s request for representation on the Board. Mr. Kim focused on the acquisitions made by TEGNA during 2019 and questioned the significant adjustments, including open “run-rate” synergies, reflected in the acquisition multiples TEGNA has disclosed for its transactions.  Mr. Kim stated that these were potentially misleading as TEGNA had not specified the period required to obtain the “run-rate” synergies and had failed to quantify or provide the source of the supposed synergies. The TEGNA directors also expressed concerns that appointing Mr. Kim to the Board could present a conflict of interest with Standard General’s other investments. Mr. Kim and Standard General assured the Board that no conflicts existed, explaining that Standard General’s only investment that could possibly be considered to be in conflict was in a woman- and minority-owned broadcasting start-up with approximately $10 million of annual cash flow and no market overlap with the Company’s TV stations. Following the meeting, a representative of Standard General’s legal counsel called the Company’s legal counsel to communicate that, to eliminate any concern with respect to purported conflicts, if Mr. Kim were seated on the Board, Mr. Kim and Standard General would commit not to make any new investment in TV stations without first offering the opportunity to the Company.
On December 19, 2019, following the meeting, Mr. Kim provided references as requested by the TEGNA directors. Mr. Kim provided an additional reference to TEGNA on December 23, 2019.
Following this meeting, Standard General did not hear back from the Company for two weeks. On January 2, 2020, Standard General sent a follow-up e-mail to the Company to determine if the Board had made a decision regarding Standard General’s request for Board representation. The Company failed to respond.
On January 3, 2020, a representative of Standard General’s legal counsel sent an email to TEGNA’s legal counsel requesting the forms of TEGNA’s Director Nominee Questionnaire and Nominee Representation and Agreement required to be submitted in connection with shareholder nominations of candidates for election to the Board. TEGNA’s legal counsel failed to respond. Standard General’s legal counsel sent a further follow-up email on January 7, 2020. Later the same day, TEGNA’s legal counsel communicated that the Company would get the requested materials to Standard General the following day, claiming that the Company was “tied up” with a debt offering. On January 8, 2020, Standard General’s legal counsel sent another following up email to TEGNA’s legal counsel, noting that TEGNA’s Bylaws require the requested documents to be provided "upon request" and that Standard General’s legal counsel had requested the documents five days previously. Standard General’s legal counsel expressed concern that the delay in sending the requested documents reflected a plan to obstruct Standard General’s flexibility and rights to nominate director candidates. Later that day, TEGNA’s legal counsel finally forwarded TEGNA’s form of Director Nominee Questionnaire and Nominee Representation and Agreement to Standard General’s legal counsel. The questionnaire consisted of 22 pages of information requests.
On January 10, 2020, Mr. Elias called Mr. Kim and informed him that the Board had determined not to offer a Board seat to Mr. Kim. On the same date, a representative of TEGNA’s legal counsel reached out to Standard General’s legal counsel to explore whether there was a “potential off ramp” involving changes to the Board that would not include offering a Board seat to Mr. Kim. The representative of Standard General’s legal counsel advised TEGNA’s legal counsel that Standard General had no interest in such a proposal.
On January 15, 2020, Standard General delivered a notice to the Company indicating Standard General’s intention to nominate Soohyung Kim, Colleen B. Brown, Ellen McClain Haime and Deborah McDermott (collectively, the “Initial Standard General Nominees”) for election to the Board at the 2020 Annual Meeting. On the same date, Standard General also filed an Amendment to its Schedule 13D disclosing a 9.7% economic interest in the Company. In the Schedule 13D, Standard General noted that it expected to engage in discussions with the Company and other relevant parties regarding the nomination of its highly-qualified candidates at the 2020 Annual Meeting of shareholders of the Company and intended to file a preliminary proxy statement to solicit votes in connection therewith.
Also, on January 15, 2020, Standard General issued a press release and delivered an open letter to the shareholders of the Company informing them of its nomination of the Initial Standard General Nominees and providing them with the biographies of its nominees. Standard General noted in this letter that its nominees have significant operating experience in the television broadcasting industry and backgrounds spanning strategic planning, finance, M&A, and technology and, collectively, have decades of experience as CEOs, CFOs, COOs, and directors of well-performing broadcasting companies. Standard General stated that its nominees are committed to rigorous oversight of the Company’s management, operations and business strategy and that, with the addition of its nominees, the Board would much better reflect the diversity of its audience. On that date, TEGNA’s common stock closed at $17.86.
Also on January 15, 2020, the Company issued a press release stating that it did not believe Mr. Kim should be added to the Board.
On January 16, 2020, Standard General issued a press release and open letter to TEGNA shareholders in which it highlighted TEGNA’s long-term track record of underperformance, its almost $2 billion investment in acquisitions over the past two years and excessive leverage. Standard General noted that its investment in TEGNA represented approximately 20 times that of the current Board and management combined and affirmed its offer to help drive value creation through stock price improvement for all shareholders.
On January 21, 2020, the Company issued a press release and letter to shareholders. The Company revealed that, in February 2019, “Apollo expressed interest in acquiring TEGNA at a premium without specifying a price” (emphasis added), whereas in its prior communication (i.e., the August 21, 2019 press release) the Company had stated that “Apollo was interested in acquiring TEGNA without specifying a price.”
On January 24, 2020 media reports indicated that another significant TEGNA shareholder urged the Company to consider a sale or merger.

On January 31, 2020, members of the Company’s Nominating and Governance Committee interviewed one of the Standard General Nominees, Ms. Haime. On February 5, 2020, members of the Nominating and Governance Committee interviewed another Standard General Nominee, Ms. Brown. In the course of these two short interviews, the members of TEGNA’s Corporate Governance Committee (which does not include a single individual with operational expertise in local affiliate TV broadcasting) did not ask a single question about either shareholder value creation or shareholder engagement. Indeed, in those interviews, the TEGNA directors appeared to have little understanding of -- or interest in -- a Board’s role in creating shareholder value and directly engaging with investors. On February 11, 2020, TEGNA reported fourth quarter and 2019 full year results. TEGNA’s common stock dropped roughly 6% that day to close at $16.22 —on a day when the market and TEGNA’s peers were both up. On its earnings call, TEGNA management said it was “aggressively” refocusing on M&A opportunities. TEGNA also disclosed that it had spent more than $6 million in Q4 2019 on proxy contest defense costs. The following day, February 12, 2020, a representative of TEGNA’s legal counsel reached out to Standard General’s legal counsel for the purpose of seeking to explore a settlement - with the pre-condition for discussions that the Company would not add Mr. Kim to its Board. The proposal was rejected.

On February 19, 2020, the Company expanded the size of its Board from eleven to twelve directors and publicly announced the appointment of a new independent director, Karen Grimes, to the Board, effective immediately.

On February 20, 2020, Standard General issued a public letter to the Company’s shareholders, noting the precipitous decline in the Company’s stock price following its earnings announcement. Among other things, Standard General urged TEGNA’s Board not to authorize any further M&A activity until after the upcoming Annual Meeting, when shareholders would have the opportunity to elect new directors with local affiliate television broadcasting experience who would be part of the process of evaluating potential M&A transactions. In addition, Standard General noted that, since investors became aware of Apollo’s interest in acquiring TEGNA, its Board had proceeded to authorize the issuance of more than $2 billion of debt with onerous “no-call” features that have the likely effect of making a future TEGNA strategic transaction significantly more expensive. Standard General indicated that it would expect that no further debt issuances of this type be made until after shareholders have a chance to elect experienced directors at the 2020 Annual Meeting.

On February 28, 2020, following the Company’s expansion of its Board and in accordance with the Company’s Bylaws, Standard General delivered to the Company a supplemental notice of nomination nominating an additional director, Lawrence Wert, for election to the Board at the 2020 Annual Meeting. Like the Initial Standard General Nominees, Mr. Wert had substantial experience in the local television broadcasting industry. On that date, TEGNA’s common stock closed at $14.25.

On March 3, 2020, TEGNA sent a letter to Standard General which purported to seek information regarding Standard General’s relationship with Standard Media Group LLC (“Standard Media”) and the exemption relied on by Standard General for not filing a premerger notification under the Hart-Scott-Rodino Act of 1976, as amended (the “HSR Act”). While TEGNA claimed that information related to Standard General’s investment in Standard Media was “necessary to better evaluate compliance with certain provisions of the Company’s by-laws”, the letter was sent more than a month and half after Standard General submitted its initial nomination notice.

On March 5 and 6, 2020, published media reports indicated that TEGNA was engaged in discussions with Gray Television regarding a potential cash and stock combination of TEGNA with Gray and that Apollo had made another offer to TEGNA to acquire the Company for $20 per share in cash. On March 6, 2020, Standard General issued a press release, calling on TEGNA’s Board, with the assistance of independent advisors, to run a full and fair process to explore all alternatives to maximize value for all shareholders. Standard General noted that the publicly reported proposals involved both cash and stock and all cash offers, and that it was essential that the TEGNA Board carefully evaluate the benefits and risks of all available alternatives. Standard General stated that it stood ready to work with TEGNA to help thoughtfully evaluate these proposals.

On March 11, 2020, members of the Company’s Nominating and Governance Committee interviewed Standard General Nominee, Mr. Wert.

Also on March 11, 2020, Allen Media, LLC announced a $20 per share all cash offer for TEGNA.

On March 13, 2020, Standard General responded to TEGNA’s March 3, 2020 letter, providing certain additional information regarding its relationship with Standard Media. In its letter, Standard General stated that it was under no obligation to provide additional information and noted that, if the requested information was, in fact, important to TEGNA’s Board, the Board should have requested it before -- not close two months after -- rejecting Mr. Kim’s director candidacy on the basis of supposed conflicts related to Standard Media. Standard General also noted that under applicable law no filing under the HSR Act was required in connection with the acquisition of shares by Standard General or its private investment vehicles.

To date, TEGNA has made no public statement with respect to the various acquisition proposals received by TEGNA or as to any process being undertaken by the TEGNA Board in response to those proposals.

On March 13, 2020, Standard General filed its preliminary Proxy Statement with the SEC.

REASONS FOR OUR SOLICITATION
We are seeking to change a significant minority of TEGNA’s Board.
In 2019, we made a substantial investment in the Company, becoming one of TEGNA’s largest shareholders. We invested in TEGNA because of our conviction that TEGNA should be the premier pure play local affiliate broadcasting company. TEGNA is the most important local affiliate television broadcasting company not currently at the regulatory ownership cap and is the largest owner of Big 4 network affiliates in top 30 markets.  Given the quality of its assets, TEGNA should be delivering best-in-class performance, and commensurate shareholder returns.  TEGNA shares, however, have consistently underperformed its closest pure-play local affiliate broadcasting peers.
Standard General has an excellent track record of assisting similarly situated local television broadcasting companies achieve good outcomes for shareholders. Media General, Inc. (NYSE:MEG) was a publicly-traded broadcaster which, like TEGNA, had a long tradition in print media, but had divested those assets to pursue a pure-play broadcasting strategy. From our position as a substantial shareholder, and with a single Standard General principal on the board, we worked constructively with the management team and directors to help guide the company through a merger with publicly-traded LIN Media LLC (NYSE: LIN) that more than doubled its station portfolio. Following that merger, we helped oversee substantial increases in cash flow through a series of operational improvement initiatives and strategic acquisitions before ultimately selling the combined company to Nexstar Media Group (NASDAQ: NXST) in a cash and stock transaction valued at approximately $5 billion. The sale price represented a multiple of 11.2x EBITDA and an implied return of 179% during our 3.6 years of ownership.
Given Standard General’s substantial investment in TEGNA, our expertise in the broadcasting industry, and our focus on driving value for all TEGNA shareholders, we strongly believe that TEGNA shareholders would benefit from having a representative of Standard General on the TEGNA Board.  We engaged the Company in an effort to reach a consensual solution, and are disappointed that members of management and the TEGNA Board refused our reasonable request to add our principal, Soo Kim, to the Board. In our view, this refusal reflects a continuing pattern of passivity by the TEGNA Board in the face of persistent operational and shareholder returns underperformance, a questionable M&A strategy,  accompanied by inconsistent disclosures regarding financial metrics and multiples paid, excessive leverage and the rebuff of an acquisition proposal at a premium valuation from a credible buyer. As a result, we are compelled to nominate candidates for election to the TEGNA Board. After brief interviews with two of our five nominees, TEGNA declined to add any of our highly qualified nominees to its Board.
Despite the current Board and management’s protestations that TEGNA’s strategy is working, under the current management and throughout the tenure of at least nine of TEGNA’s current directors the Company has significantly underperformed its closest pure play peers. From the time TEGNA became a pure-play broadcaster (spin from Gannett in June 2015) until Standard General disclosed its ownership stake on August 14, 2019, TEGNA’s total shareholder return was -28% vs. +33% for its peer group – this represents underperformance of 60%. The Company’s acquisition strategy, including almost $2 billion of purchases over the past two years, has yet to generate any meaningful increase in shareholder value, but just in the past few weeks TEGNA’s management has publicly announced its intention to “aggressively” refocus on M&A opportunities. Moreover, in recent months -- after TEGNA had been approached on two occasions by Apollo regarding potential business combination transactions, the Board authorized the issuance of more than $2 billion of debt with onerous “no-call” features with over $200 million in potential make-whole payments that have the likely effect of making a future TEGNA strategic transaction significantly more expensive.
In early March, it was widely reported that TEGNA has received multiple acquisition proposals, including a cash and stock proposal from Gray Television, Inc., an all cash proposal from an affiliate of Apollo Global Management, Inc. and an all cash proposal from Allen Media, LLC. TEGNA has made no public statement regarding these proposals or any process being undertaken by TEGNA in response to these proposals, but media reports indicate that TEGNA is engaged in discussions with potential acquirors. We expect the TEGNA Board to conduct a full and fair evaluation of all available alternatives to maximize value, and will continue to monitor this situation very closely.
We believe that the addition of our five highly qualified, diverse and independent nominees to the TEGNA Board is a critical step to ensure that TEGNA is on the right path to maximize value for all shareholders. Unlike the current Board, which does not have a single independent director with operational experience in local affiliate television broadcasting, our nominees have significant operating experience in the local affiliate television broadcasting industry and backgrounds spanning strategic planning, finance, M&A, and technology. Collectively, they have decades of experience as CEOs, CFOs, COOs, and directors of well-performing broadcasting companies. Our nominees are committed to rigorous oversight of TEGNA’s management, operations and business strategy, and to ensuring that TEGNA conducts a full and fair evaluation of its strategic alternatives. There can be no assurance that the acquisition proposals received by TEGNA will result in a transaction and our highly qualified nominees are committed to taking all actions necessary to maximize value for TEGNA shareholders. Importantly, with the addition of our nominees, TEGNA’s board would also much better reflect the diversity of its audience.

See the section titled “Matters to be Considered at the Annual Meeting — Biographical Information Regarding the Standard General Nominees” for a description of our nominees' qualifications.
The Standard General Nominees recognize fully that as members of the Board they will owe fiduciary duties to all TEGNA shareholders and are committed to maximizing value for all TEGNA shareholders.
WE STRONGLY RECOMMEND A VOTE FOR THE ELECTION OF THE STANDARD GENERAL NOMINEES.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING
Election of Directors
The Company’s Board of Directors currently consists of twelve directors. Directors hold office until the Company's next annual meeting following their election or until their successors are elected and qualified, unless prior to that time they have resigned, retired or otherwise left office. At the Annual Meeting, twelve directors are to be elected to the Board of Directors. On January 15, 2020, we gave notice to the Company of our intention to nominate the following Standard General Nominees to serve as directors of the Company: Colleen B. Brown, Ellen McClain Haime, Soohyung Kim and Deborah McDermott. Following the public announcement by the Company on February 19, 2020 of an increase in the size of its Board from eleven to twelve directors by the appointment of an additional director, Karen Grimes, we gave a supplemental notice on February 28, 2020 to the Company of our intention to nominate an additional nominee, Lawrence Wert, for election to the Board at the Annual Meeting. We are seeking your proxy to vote for the election to the Board of Directors of our five diverse, highly qualified and independent nominees— Soohyung Kim, Colleen B. Brown, Ellen McClain Haime, Deborah McDermott and Lawrence Wert, in addition to the following individuals nominated by the Company: [__].
Each of the Standard General Nominees has consented to being named as a nominee in this Proxy Statement and has confirmed his or her willingness to serve on the Board of Directors if elected. The Standard General Parties do not expect that any of the Standard General Nominees will be unable to stand for election, but in the event that a vacancy in the slate of Standard General Nominees should occur unexpectedly because any Standard General Nominee is unable to serve on the Board of Directors or for good cause will not serve on the Board of Directors, the shares of Common Stock represented by the WHITE proxy card will be voted for a substitute candidate selected by the Standard General Parties, to the extent this is not prohibited under the Company’s Bylaws and applicable law, in each case in light of the specific facts and circumstances surrounding such substitution. Should the Standard General Parties determine that it is necessary to add nominees in accordance with the Bylaws and applicable law, whether because the Company expands the size of the Board of Directors subsequent to the date of this Proxy Statement or for any other reason, the Standard General Parties will supplement this Proxy Statement.
Directors will be elected by the vote of a plurality of the shares represented in person or by proxy at the Annual Meeting and entitled to vote on the election of Directors, meaning that the twelve nominees receiving the most votes will be elected. Abstentions and broker non-votes, if any, will have no effect on the result of this vote.
Biographical Information Regarding the Standard General Nominees
The following information concerning the age, principal occupation and business experience during the last five years, and current public directorships of each of the Standard General Nominees has been furnished to the Standard General Parties by each of the Standard General Nominees.

Name, Age and Business Address	Principal Occupation or Employment During the Last Five Years; Public Company Directorships
Soohyung Kim Age: 44 767 Fifth Avenue, 12th Floor New York, NY 10153
Soohyung Kim is the Founding Partner of Standard General L.P., an investment firm, and serves as the firm’s Chief Executive Officer and Chief Investment Officer. Mr. Kim has been investing in special situations strategies since 1997, including as co-founder of Cyrus Capital Partners from 2005 to 2007 and at Och-Ziff Capital Management from 1999 to 2005, where he was a Principal and co-founder of its fixed income business. Prior to joining Och-Ziff Capital Management, Mr. Kim was an analyst for the Capital Management Group at Bankers Trust Company from 1997 to 1999. Mr. Kim served as a director of New Young Broadcasting Holding Co., Inc. from 2011 to 2013 and as a director of Media General Inc. from 2013 to its sale in 2017.  Mr. Kim is a director of Twin River Worldwide Holdings, Inc.  (NYSE:TRWH), where he serves an independent Chairman of the Board and as a member of the Nominating and Corporate Governance Committee and of the Compensation Committee. Mr. Kim is a director of Coalition for Queens, a director and Treasurer of the Cary Institute of Ecosystem Studies and the President of the Stuyvesant High School Alumni Association. Mr. Kim is a former member of the board of directors of Greektown Superholdings, Maidstone Insurance Company, and Media General, Inc. and the board of managers of ALST Casino Holdco, LLC. Mr. Kim holds an A.B. from the Woodrow Wilson School of Public and International Affairs at Princeton University. Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing. As a director, Mr. Kim will bring to the Board significant experience in the television broadcasting industry as well as extensive M&A experience and knowledge of the capital markets. For these reasons we believe Mr. Kim is exceptionally well qualified to serve as a director of the Company.

Colleen B. Brown Age: 59 7100 E. Bellevue’s Avenue, Suite 310 Greenwood Village, CO 80111
Colleen B. Brown is the founder of Marca Global, Inc., a marketing and reputation technology company based in Denver, CO, since 2015. In 2017, Ms. Brown was honored as Director of the Year by the Pacific Northwest National Association of Corporate Directors (NACD). In addition, she was honored in New York City as a Top 100 Director by the NACD. Ms. Brown is also a Henry Crown Fellow and member of the Aspen Leadership Institute. Ms. Brown has served as a director of Big 5 Sporting Goods Corporation (Nasdaq:BGFV) since August 2019 where she is a member of the Audit Committee. Ms. Brown served as chairperson of the board of American Apparel, Inc. from 2014 to 2016. She has served as a director of TrueBlue, Inc. (NYSE:TBI) since July 2014 where she chairs the Technology and Innovation Committee and is a member of the Compensation and Nominating and Corporate Governance Committees. In addition, she currently serves on the Board of German-based Spark Networks and is a director of privately held Port Blakely Companies. Ms. Brown served as President and Chief Executive Officer of Fisher Communications, Inc. from 2005 to 2013 and as a director of Fisher Communications, Inc. from 2006 to 2013. From 2000 to 2004, she served as Senior Vice President of Belo Corporation reporting to the Chairman. Earlier in Ms. Brown's career, she was President of the Television Division of Lee Enterprises from 1998 to 2000 until its successful sale in 2000. She was President and General Manager of various companies at Gannett Co. Inc., including establishing and leading the Strategic Planning function within the Broadcast Division, from 1980 to 1998. She also served on the board of Career Builder from 2000 to 2004 and on the board of Classified Ventures from 2000 to 2004. She was a director of DataSphere Technologies until its successful sale in 2017. Ms. Brown holds a B.S. from the University of Dubuque and M.B.A. from the University of Colorado. As a director, Ms. Brown will bring to the Board extensive executive experience in strategic planning, operations, finance, and technology. Her leadership as a public company Chief Executive Officer, as well as a senior officer in two large media companies, will be a valuable resource to the Company. For these reasons we believe Ms. Brown is exceptionally well qualified to serve as a director of the Company.

Ellen McClain Haime Age: 55 85 Broad Street, 6th Floor New York, NY 10004
Ellen McClain Haime has served as the Chief Financial Officer of Year Up, Boston, MA, a not-for-profit provider of job training services, since July 2015. From 2009 to 2013, Ms. McClain served in various senior management and financial positions with New York Racing Association, Inc., the operator of three of the largest racetracks in the United States, including serving as President and Chief Operating Officer and Senior Vice President and Chief Financial Officer. From 2004 to 2009, Ms. McClain served as Vice President, Finance of Hearst--Argyle Television, Inc., a publicly-traded owner/operator of 29 television stations. Prior to her role at Hearst-Argyle, Ms. McClain served in various positions at Granite Broadcasting Corporation, including serving as Senior Vice President, Chief Financial Officer and Vice President, Corporate Development. Ms. McClain serves on the Board of Directors, and is a member of the Audit and the Compensation Committees, of Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products. Ms. McClain earned a B.A. in Economics from Brown University and a Master in Business Administration degree from Harvard University. As a director, Ms. McClain will bring to the Board extensive financial, operational and organizational expertise gained as Chief Financial Officer, Chief Operating Officer, and President of public and private enterprises. For these reasons we believe Ms. McClain is exceptionally well qualified to serve as a director of the Company.

Deborah McDermott Age: 65 3102 West End Avenue, Suite 400 Nashville, TN 37203
Deborah McDermott has served as Chief Executive Officer of Standard Media Group LLC since April 2018. Ms. McDermott has over twenty years of experience leading broadcast groups, most recently as Chief Operating Officer of Media General and as Chief Executive Officer and President of Young Broadcasting. In these roles, Ms. McDermott served as a key member of the leadership teams responsible for the successful acquisition and integration of more than 90 stations. During her tenure at Young Broadcasting, she guided that company through a series of successful mergers, including transformative transactions with Media General and Lin Media, and finally a sale to Nexstar Broadcasting. Ms. McDermott is also a member of the Broadcasting & Cable Hall of Fame and has served as Chair of the National Association of Television Program Executives (NATPE), Chair of the ABC Affiliate Board of Governors, and as a member of the Boards of the National Association of Broadcasters (NAB) and the Television Bureau of Advertising (TVB). Ms. McDermott is currently a director of MediaCo Holding Inc. (NASDAQ: MDIA), where she serves as Chairperson and Chair of the Compensation Committee, and a director of Truxton Trust. Ms. McDermott is a graduate of South Dakota State University. As a director, Ms. McDermott will bring to the Board significant operating experience in the television broadcasting industry. For these reasons we believe Ms. McDermott is exceptionally well qualified to serve as a director of the Company.

Lawrence Wert Age: 63 303 E. Wacker Drive Chicago, IL 60601
Mr. Wert, 63, was President, Broadcast Media, of Tribune Media Company (“Tribune”) from February 2013 until the closing of Tribune’s acquisition by Nexstar Media Group in September 2019. Mr. Wert, who has over 40 years of experience in the broadcasting industry, was responsible for overseeing the strategy and day-to-day activities of Tribune’s owned or operated television/radio stations. During his tenure, Tribune gained the largest television station footprint in the U.S.  Since the Tribune acquisition, Mr. Wert has been self-employed, providing consulting services to a variety of clients.  From 1998 to 2012, Mr. Wert was the president and general manager of WMAQ-TV, the NBC-owned and operated station in Chicago. From 2008 to 2012, he additionally served as president of NBC Local Media’s central and western region and led station initiatives for 10 NBC-owned television stations. Beginning in 1989, Mr. Wert served as President and General Manager of WLUP-97.9 FM and AM 1000 radio stations in Chicago.  In 1996, he was named President of Evergreen Media and, in that position, helped guide the merger of Evergreen Media and Chancellor Broadcasting, becoming Senior Vice President of Chancellor Broadcasting, overseeing 13 radio stations.   Mr. Wert has served on the board of directors for several charities and he is currently the Vice President and Chairman Emeritus of the Museum of Broadcast Communications.

If elected, each Standard General Nominee would receive such directors’ fees as may be payable by the Company in accordance with its practice at the time. With the exception of each Standard General Nominee’s respective consent to be nominated by Standard General Master Fund, L.P. and Director Nominee Representation and Agreement with the Company, there are no understandings or agreements between any of the Standard General Nominees or any other person pursuant to which the nominations have been made by Standard General.

Additional information concerning the Standard General Nominees is set forth in Appendix A to this Proxy Statement.

Other matters to be considered at the annual meeting

According to the preliminary proxy statement filed by the Company on March 11, 2020 (the “TEGNA preliminary proxy statement”), the following additional matters will be considered at the Annual Meeting:

•	to consider and act upon a Company proposal to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the 2020 fiscal year;
•	to consider and act upon a Company proposal to approve, on an advisory basis, the compensation of its named executive officers;
•	to consider and act upon a Company proposal to approve the TEGNA Inc. 2020 Omnibus Incentive Compensation Plan; and
•	to transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement of the meeting.

Based on information contained in the TEGNA preliminary proxy statement, the Company’s By-laws do not require that the shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, but the Company is seeking ratification because it believes it is a good corporate governance practice. If the shareholders do not ratify the appointment, the TEGNA preliminary proxy statement indicates that the Company’s audit committee will reconsider whether to retain PwC, but in its discretion may choose to retain PwC as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company and its shareholders. Standard General recommends that you vote “FOR” this proposal by checking the appropriate box and signing, dating and returning the enclosed WHITE proxy card.
Based on information contained in the TEGNA preliminary proxy statement, at the Annual Meeting shareholders will be asked to vote, on an advisory basis, whether to approve the compensation of the Company’s named executive officers. Information on this matter is included in the TEGNA preliminary proxy statement. According to the TEGNA preliminary proxy statement, the approval of this matter on an advisory basis requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes will not be counted as votes cast on this proposal. As set forth above in the section titled “Reasons for Our Solicitation” we believe the Company has performed poorly and we recommend voting “AGAINST” the advisory vote to approve the compensation of the Company’s named executive officers.
Based on information contained in the TEGNA preliminary proxy statement, at the Annual Meeting shareholders will be asked to approve the TEGNA 2020 Omnibus Incentive Compensation Plan. Information on this matter is included in the TEGNA preliminary proxy statement. According to the TEGNA preliminary proxy statement, the approval of this proposal requires the affirmative vote of a majority of the votes that could be cast by the shareholders present in person or represented by proxy and entitled to vote at the Annual Meeting. As set forth above in the section titled “Reasons for Our Solicitation” we believe the Company has performed poorly and we recommend voting “AGAINST” the proposal to approve the TEGNA 2020 Omnibus Incentive Compensation Plan.
The accompanying WHITE proxy card includes the proposal ratifying the appointment of PwC as the Company’s independent registered public accounting firm for fiscal 2020, the proposal regarding the approval on an advisory basis, of the compensation of the Company’s named executive officers, and the proposal regarding the approval of the TEGNA 2020 Omnibus Incentive Compensation Plan. You may vote for or against, or you may abstain from voting on, these proposals, and the accompanying WHITE proxy card will be voted on these proposals in accordance with your instructions thereon. If you do not indicate any voting instruction, you will be deemed to have given a direction to vote the shares represented by the WHITE proxy card with “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm, “AGAINST” the approval, on an advisory basis, of the compensation of the Company’s named executive officers, and “AGAINST” the approval of the TEGNA 2020 Omnibus Incentive Compensation Plan.
Except as set forth in this Proxy Statement, we are not aware of any other matter to be considered at the Annual Meeting. However, if we learn of any other proposals made at a reasonable time before the Annual Meeting, we will either supplement this Proxy Statement and provide stockholders with an opportunity to vote by proxy directly on such matters or will not exercise discretionary authority with respect thereto. If other proposals are made thereafter, the persons named as proxies on the WHITE proxy card will vote such proxies in their discretion.
The participants in this solicitation intend to vote their shares of Common Stock “FOR” the election of the Standard General Nominees, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020, AGAINST” the advisory resolution to approve executive compensation, and “AGAINST” the approval of the TEGNA 2020 Omnibus Incentive Compensation Plan.
The Company has not yet publicly disclosed the record date for determining shareholders who will be entitled to vote at the Annual Meeting (the “Record Date”). After the Company publicly discloses the Record Date, the number of shares of Common Stock outstanding at that time and the date, time and place of the Annual Meeting, we intend to supplement this Proxy Statement with such information. Shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE PARTICIPANTS
Standard General Parties
Standard General L.P. is a New York City-based SEC-registered investment advisor that manages event-driven opportunity funds. Standard General was founded in 2007. Its principal business is to manage capital for public and private pension funds, endowments, foundations, and high net-worth individuals. Standard General Master Fund L.P. is organized as a limited partnership under the laws of the Cayman Islands, and its principal business is to serve as a private investment vehicle. Its investment manager is Standard General L.P. The principal occupation of Soohyung Kim is serving as the Chief Executive Officer, Managing Partner and Chief Investment Officer of Standard General. The principal occupation of Stephen Usher and David Glazek is serving as Partner of  Standard General L.P. Mr. Glazek is also a the portfolio manager of the SG Special Situations Fund. Daniel Malman is the trader at Standard General L.P., and Amit Thakrar is an Analyst at Standard General L.P.
Standard General’s principal business address is 767 Fifth Avenue, 12th Floor, New York, NY 10153. The business address of Standard General Master Fund L.P. is c/o Standard General L.P., 767 Fifth Avenue, 12th Floor, New York, NY 10153. The business address of Mr Kim is 767 Fifth Avenue, 12th Floor, New York, NY 10153. The business address of each of Mr. Usher, Mr. Glazek and Mr. Malman and Mr. Thakrar is 767 Fifth Avenue, 12th Floor, New York, NY 10153.  Each of Mr Kim, Mr. Usher, Mr. Glazek and Mr. Malman is a citizen of the United States of America.  Mr. Thakrar is a citizen of Canada.
As of the date hereof, Standard General beneficially owns an aggregate of 21,124,314 shares of Common Stock, representing approximately 9.7% of the shares of Common Stock, as reported to be outstanding by the Company as of January 31, 2020, in its capacity as the investment manager to various private investment vehicles, including Standard General Master Fund L.P., which is the record owner of 100 shares; Soohyung Kim may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by Standard General. The other Standard General Nominees do not own beneficially or of record any securities of the Company and have not entered into any transaction in securities of the Company during the past two years.
Additional information concerning transactions in securities of the Company effected during the past two years by Standard General and Mr. Kim is set forth in Appendix B to this Proxy Statement.
Standard General Nominees
See the section titled “Matters to be considered at the Annual Meeting — Biographical Information Regarding the Standard General Nominees.”

VOTING AND PROXY PROCEDURES
How do I vote by proxy?
If your shares are held in your name, you may vote by proxy as follows:
Vote by Telephone — Please call toll-free from the U.S. or Canada the phone number listed on your proxy card and follow the simple instructions provided. You will be required to provide the unique control number printed on your proxy card.
Vote by Internet — Please access the website linked on your proxy card and follow the simple instructions provided. Please note you must type an “s” after “http”. You will be required to provide the unique control number printed on your proxy card.
You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had executed a proxy card.
Vote by Mail — If you do not have access to a touch-tone telephone or to the Internet or wish to vote by mail, please sign, date and return the proxy card in the envelope provided, or mail to: Standard General L.P., c/o Okapi Partners, 1212 Avenue of the Americas, 24th Floor, New York, New York 10036.
The telephone and Internet voting procedures use a control number that appears on your WHITE proxy card to authenticate you as a shareholder of record and to allow you to confirm that your voting instructions have been correctly recorded. If you vote by telephone or Internet, you do not need to return the WHITE proxy card.
How do I vote shares that I hold through a broker, bank or other custodian?
If you hold shares through someone else, such as a broker, bank or other custodian, you will receive voting material from that firm. You can complete the WHITE voting form and return it as requested by the firm. If the firm offers Internet or telephone voting, the voting form will contain instructions on how to access and utilize those voting methods. If you hold your shares in a stock brokerage account or by a bank or other custodian, you will not be able to vote in person at the Annual Meeting unless you have previously requested and obtained a “legal proxy” from your broker, bank or other custodian and present it at the Annual Meeting.
What if I plan to attend the Annual Meeting, should I still submit a WHITE proxy card?
Yes. Whether or not you plan to attend the Annual Meeting, we urge you to submit a WHITE proxy card. Returning the enclosed proxy card will not affect your right to attend and vote at the Annual Meeting.
What if I want to revoke my proxy?
Any proxy may be revoked as to all matters covered thereby at any time prior to the time a vote is taken by (i) submitting a duly executed proxy bearing a later date or submitting a later proxy using the telephone or Internet voting procedures described above, (ii) filing a later-dated written revocation with the Secretary of the Company, or (iii) attending and voting at the Annual Meeting in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation. If you hold your shares in a brokerage account or by a bank or other custodian, unless you have obtained a “legal proxy” from your bank, broker or other custodian, you will need to follow the instructions provided by your bank, broker or other custodian to revoke your voting form or submit a new voting form.
What should I do if I receive a proxy card solicited by the Company?
If you submit a proxy to us by signing and returning the enclosed WHITE proxy card, do not sign or return the proxy card solicited by the Company or follow any voting instructions provided by the Company unless you intend to change your vote, because only your latest-dated proxy will be counted.
If you have already sent a proxy card to the Company, or voted for its nominees through telephone or Internet voting procedures, you may revoke that vote and provide your support to the Standard General Nominees by signing, dating and returning the enclosed WHITE proxy card or by following the instructions to vote by telephone or Internet described above.
Who can vote?
Holders of Common Stock as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you are a shareholder of record on the Record Date, you will retain the voting rights in connection with the Annual Meeting even if you sell such shares after the Record Date. Accordingly, it is important that you vote the shares of Common Stock held by you on the Record Date, or grant a proxy to vote such shares on the WHITE proxy card, even if you sell such shares after such date.
What is the required quorum?
The holders of record of a majority of the shares of the Common Stock of the Company issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the Annual Meeting.
What vote is required for the proposals at the Annual Meeting?
Each share of Common Stock outstanding on the Record Date is entitled to one vote on each of the director nominees and one vote on each other matter. The director nominees will be elected by the vote of a plurality of the votes cast at the Annual Meeting. The “plurality of votes cast” means that the twelve director nominees receiving the greatest number of “FOR” votes cast will be elected. Ratification of the selection of the Company’s independent registered public accounting firm, the non-binding advisory vote to adopt the resolution to approve the Company’s executive compensation program and the approval of the Company’s 2020 Omnibus Incentive Compensation Plan each require the affirmative vote of the majority of the shares of Common Stock present or represented by proxy and entitled to vote at the meeting. Abstentions, if any, will have no effect on the election of any director, but will have the same effect as votes “against” each of the other three proposals.
IF YOU WISH TO VOTE FOR THE ELECTION OF THE STANDARD GENERAL NOMINEES AND THE SELECT COMPANY NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS ON YOUR WHITE PROXY CARD TO VOTE BY TELEPHONE OR VIA THE INTERNET.
If you sign and submit your WHITE proxy card without specifying how you would like your shares voted, your shares will be voted “FOR” the election of the Standard General Nominees and you will be deemed to have given a direction to vote the shares represented by the WHITE proxy card “FOR” the Select Company Nominees.
BY EXECUTING THE WHITE PROXY CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

SOLICITATION; EXPENSES
Proxies may be solicited by mail, advertisement, telephone, internet, e-mail, facsimile, other media and personal solicitation by the Standard General Parties and by the Standard General Nominees. No additional compensation will be paid to the Standard General Parties or to the Standard General Nominees for the solicitation of proxies. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the Standard General Parties’ solicitation material to their customers for whom they hold shares, and the Standard General Parties will reimburse them for their reasonable out-of-pocket expenses.
Standard General has retained Okapi Partners LLC (“Okapi”) to assist in the solicitation of proxies and for related services. Standard General will pay Okapi an estimated fee of up to $[__] and has agreed to reimburse Okapi for certain out-of-pocket fees and expenses and to indemnify Okapi against certain liabilities and expenses, including reasonable legal fees and related charges. Standard General has agreed to pay an additional fee to Okapi, the amount of which is to be determined, upon conclusion of a proxy campaign. Okapi will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Approximately [●] persons will be used by Okapi in its solicitation efforts.
The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies will be borne by the Standard General Parties. To the extent legally permissible, if successful in the election of one or more of the Standard General Nominees, we currently intend to seek reimbursement from the Company for the costs of this solicitation. We do not currently intend to submit the question of such reimbursement to a vote of the shareholders of the Company.
The Standard General Parties estimate that the total expenditures relating to its proxy solicitation incurred by the Standard General Parties will be approximately $[__], approximately $[__] of which has been incurred to date. Such costs do not include legal fees and expenses in connection with any potential litigation.
If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Okapi at the address or phone number specified above.

INFORMATION ABOUT THE COMPANY
Based upon documents publicly filed by the Company, the mailing address of the principal executive offices of the Company is 8350 Broad Street, Suite 2000, Tysons, Virginia 22102-5151.
The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, is required to file reports, proxy statements and other information with the SEC. Reports, registration statements, proxy statements and other information filed by the Company with the SEC may be inspected at, and copies may be obtained from, the public reference facilities maintained at the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet http://www.sec.gov where reports, proxy and information statements and other information regarding issuers and others that file electronically with the SEC may be obtained free of charge.
The Standard General Parties have omitted from this Proxy Statement certain disclosure required by applicable law to be included in the Company’s proxy statement, in reliance on Rule 14a-5(c) of the Exchange Act. Such disclosure includes Item 1 of Schedule 14A (date, time and place of the Annual Meeting), Item 5 of Schedule 14A (interest of certain persons in matters to be acted upon, other than the Standard General Nominees and Standard General Parties), Item 6 of Schedule 14A (voting securities and principal holders thereof, other than the Standard General Nominees and Standard General Parties), Item 7 of Schedule 14A (directors and executive officers, other than the Standard General Nominees), biological information on the Company’s current directors, the date by which proposals of shareholders intended to be presented at the 2021 annual meeting of shareholders of the Company must be received by the Company in order to be included in the Company’s proxy materials for that meeting and the date after which shareholder proposals for the 2021 annual meeting of shareholders of the Company will be considered untimely. Please refer to the Company’s proxy statement for such information. Except as otherwise noted herein, the information in this Proxy Statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. Although the Standard General Parties do not have any knowledge indicating that any statement contained herein is untrue, we do not take any responsibility, except to the extent imposed by law, for the accuracy or completeness of statements taken from public documents and records that were not prepared by or on behalf of the Standard General Parties, or for any failure by the Company to disclose events that may affect the significance or accuracy of such information.
WE URGE YOU NOT TO RETURN ANY PROXY CARD YOU RECEIVE FROM THE COMPANY —EVEN AS A PROTEST VOTE. EVEN IF YOU PREVIOUSLY HAVE SUBMITTED A PROXY CARD FURNISHED BY THE COMPANY, IT IS NOT TOO LATE TO CHANGE YOUR VOTE BY INTERNET OR TELEPHONE OR SIMPLY BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. WE URGE THAT YOU VOTE BY INTERNET OR TELEPHONE OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD TO US TODAY.
IF A SHAREHOLDER RETURNS A WHITE PROXY CARD THAT IS SIGNED, DATED AND NOT MARKED WITH RESPECT TO A PROPOSAL, THAT SHAREHOLDER WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE "FOR" THE STANDARD GENERAL NOMINEES AND; “FOR” THE SELECT COMPANY NOMINEES.
YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN.

FORWARD LOOKING STATEMENTS
This Proxy Statement may include forward-looking statements that reflect the Standard General Parties’ current views with respect to future events. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may,” “would” or similar words are often used to identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond our control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. Any forward-looking statements made in this Proxy Statement are qualified in their entirety by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by the Standard General Parties will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company or its business, operations or financial condition. Except to the extent required by applicable law, the Standard General Parties undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

APPENDIX A
INFORMATION CONCERNING PARTICIPANTS AND THEIR ASSOCIATES IN THE PROXY SOLICITATION
The following sets forth the names and the number of shares of Common Stock of the Company beneficially owned (as determined in accordance with Rule 13d-3 under the Exchange Act) as of [●], Eastern time, on [●], 2020 by each of the Standard General Parties and the Standard General Nominees. Other than Mr. Kim, as set forth below, none of the Standard General Nominees own, beneficially or of record, any shares of Common Stock. All percentages are based on the 217,815,465 shares of Common Stock outstanding as of January 31, 2020, as reported in the Company’s Annual Report on Form 10-K for the period ended December 31, 2019.

Name	Number of Shares of Common Stock of the Company Beneficially Owned	Percent of Common Stock of the Company
Standard General L.P.	21,124,315[1]	9.7%
Standard General Master Fund L.P.	0	0%
Stephen Usher	0	0%
David Glazek	0	0%
Daniel Malman	0	0%
Amit Thakrar	0	0%
Soohyung Kim[2]	21,124,315	9.7%
Colleen B. Brown	0	0%
Ellen McClain Haime	0	0%
Deborah McDermott	0	0%
Lawrence Wert	0	0%

1	Includes 2,015,362 shares subject to swaps entered into with unaffiliated third-party financial institutions that may be physically settled at the option of Standard General.

2
Mr. Kim is the Chief Executive Officer, Managing Partner and Chief Investment Officer of Standard General L.P.; the director and sole shareholder of Standard General S Corp., the general partner of Standard General Holdings L.P., which itself is the general partner of Standard General L.P.; and sole member and Chief Executive Officer of Acme Amalgamated Holdings LLC, the managing member of Standard General Management LLC, which itself is the managing member of Standard General GP LLC, the general partner of various of the investment vehicles, which are managed by Standard General L.P. who has obtained its beneficial ownership of the Common Stock in such capacity. In such capacities, Mr. Kim may be deemed to indirectly beneficially own the shares of Common Stock beneficially owned by Standard General L.P.

Except as set forth in this Proxy Statement, including in the Appendices hereto, to the best knowledge of the Standard General Parties, none of the Standard General Parties, any of the persons participating in this solicitation on behalf of the Standard General Parties, any of the Standard General Nominees nor any associate of any of the foregoing persons (i) has any interest in any matter to be acted upon at the Annual Meeting, (ii) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has purchased or sold any securities of the Company within the past two years, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, including, but not limited to joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, (vi) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will be or may be a party, (vii) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (viii) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year, or (ix) has engaged in or had a direct or indirect interest in any transaction, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000. In addition, except as set forth in this Proxy Statement or in the Appendices hereto, to the best knowledge of the Standard General Parties, none of the Standard General Parties, any of the persons participating in this solicitation on behalf of the Standard General Parties, any of the Standard General Nominees, nor any associate of any of the foregoing persons has had or is deemed to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or in any proposed transaction, to which the Company or any of its affiliates was or is a party.
Except as set forth in this Proxy Statement, including in the Appendices hereto, none of the corporations or organizations in which any of the Standard General Nominees has conducted his or her principal occupation or employment was a parent, subsidiary or other affiliate of the Company, and none of the Standard General Nominees holds any position or office with the Company, has any family relationship with any executive officer or director of the Company or each other, or has been involved in any legal proceedings of the type required to be disclosed by the rules governing this solicitation. Except as set forth in this Proxy Statement, including in the Appendices hereto, to the knowledge of the Standard General Nominees, there are no material proceedings to which any Standard General Nominee, or any of their associates, is a party adverse to the Company or any of its subsidiaries, or in which any of the Standard General Nominees or any of their associates has a material interest adverse to the Company or any of its subsidiaries.
During the past ten years, none of the Standard General Nominees was involved in any event that would be required to be disclosed under Item 401(f) of Regulation S-K, promulgated by the SEC under the Exchange Act, except that Mr. Kim was an officer and director of General Wireless Operations Inc. and certain affiliates within two years of its bankruptcy filing.
During the last fiscal year, neither any Standard General Nominee nor a Standard General Party has failed to file reports related to the Company that are required by Section 16(a) of the Exchange Act.
To the best knowledge of the Standard General Parties, the Standard General Parties believe that each of the Standard General Nominees are independent under the applicable New York Stock Exchange corporate governance rules.

APPENDIX B
COMMON STOCK TRANSACTIONS IN TEGNA INC.
The following tables set forth information with respect to all purchases and sales of Common Stock by the Standard General Parties and their associates, affiliates during the past two years (amounts in parentheses indicate a sale of shares). The Standard General Nominees, other than Soohyung Kim, do not hold, beneficially or of record, any shares of Common Stock.

Purchases and Sales by Beneficial Owners					Standard General Master Fund L.P.
DATE (A)	Company (B)	SECURITY TYPE (C)	TRADE (D)	AMOUNT PURCHASED/SOLD BY BENEFICIAL OWNERS (E)	PORTION OF AMOUNT IN COLUMN (E) PURCHASED/SOLD BY STANDARD GENERAL MASTER FUND L.P.

4/10/2019	TEGNA Inc.	Common Stock	BUY	244,312	83,612
4/11/2019	TEGNA Inc.	Common Stock	BUY	300,000	102,671
4/12/2019	TEGNA Inc.	Common Stock	BUY	250,000	85,559
4/15/2019	TEGNA Inc.	Common Stock	BUY	200,000	68,447
4/18/2019	TEGNA Inc.	Common Stock	BUY	124,025	42,446
4/22/2019	TEGNA Inc.	Common Stock	BUY	137,121	46,928
4/23/2019	TEGNA Inc.	Common Stock	BUY	50,000	17,112
4/23/2019	TEGNA Inc.	Common Stock	BUY	210,000	71,869
4/23/2019	TEGNA Inc.	Common Stock	BUY	75,000	25,668
5/7/2019	TEGNA Inc.	Common Stock	BUY	317,542	73,152
5/8/2019	TEGNA Inc.	Common Stock	BUY	121,474	41,573
5/13/2019	TEGNA Inc.	Common Stock	BUY	185,000	59,817
5/13/2019	TEGNA Inc.	Common Stock	BUY	442,234	142,991
5/13/2019	TEGNA Inc.	Common Stock	BUY	500,000	161,669
5/13/2019	TEGNA Inc.	Common Stock	BUY	200,000	64,667
5/14/2019	TEGNA Inc.	Common Stock	BUY	200,000	64,919
5/14/2019	TEGNA Inc.	Common Stock	BUY	45,701	14,834
5/14/2019	TEGNA Inc.	Common Stock	BUY	175,000	56,804
5/15/2019	TEGNA Inc.	Common Stock	BUY	125,000	40,574
5/15/2019	TEGNA Inc.	Common Stock	BUY	100,000	32,459
5/16/2019	TEGNA Inc.	Common Stock	BUY	135,000	43,820
5/17/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,230
5/17/2019	TEGNA Inc.	Common Stock	BUY	68,000	22,072
5/20/2019	TEGNA Inc.	Common Stock	BUY	85,000	27,591
5/20/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,230
5/20/2019	TEGNA Inc.	Common Stock	BUY	35,000	11,361
5/21/2019	TEGNA Inc.	Common Stock	BUY	64,200	20,839
5/22/2019	TEGNA Inc.	Common Stock	BUY	63,500	20,612
5/22/2019	TEGNA Inc.	Common Stock	BUY	100,000	32,459
5/23/2019	TEGNA Inc.	Common Stock	BUY	74,704	24,248
5/23/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,192
5/23/2019	TEGNA Inc.	Common Stock	BUY	25,000	8,096
5/23/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,192
5/24/2019	TEGNA Inc.	Common Stock	BUY	100,000	32,391
5/24/2019	TEGNA Inc.	Common Stock	BUY	25,000	8,098
5/28/2019	TEGNA Inc.	Common Stock	BUY	75,000	24,292
5/28/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,195
5/29/2019	TEGNA Inc.	Common Stock	BUY	100,000	32,423
5/29/2019	TEGNA Inc.	Common Stock	BUY	45,500	14,752
5/29/2019	TEGNA Inc.	Common Stock	BUY	150,000	48,635
5/30/2019	TEGNA Inc.	Common Stock	BUY	100,000	32,410
5/31/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,203
5/31/2019	TEGNA Inc.	Common Stock	BUY	200,000	64,810
5/31/2019	TEGNA Inc.	Common Stock	BUY	179,500	57,968
5/31/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,202
5/31/2019	TEGNA Inc.	Common Stock	BUY	25,000	8,101
6/3/2019	TEGNA Inc.	Common Stock	BUY	150,000	48,608
6/3/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,202
6/3/2019	TEGNA Inc.	Common Stock	BUY	75,000	24,304
6/3/2019	TEGNA Inc.	Common Stock	BUY	155,000	50,228
6/3/2019	TEGNA Inc.	Common Stock	BUY	145,000	46,987
6/3/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,203
6/3/2019	TEGNA Inc.	Common Stock	BUY	50,000	16,202
6/11/2019	TEGNA Inc.	Common Stock	BUY	461,000
6/11/2019	TEGNA Inc.	Common Stock	BUY	275,000
6/11/2019	TEGNA Inc.	Swap for Common Stock	BUY	1,400,000
6/12/2019	TEGNA Inc.	Swap for Common Stock	BUY	1,531,115
6/13/2019	TEGNA Inc.	Swap for Common Stock	BUY	681,970
6/14/2019	TEGNA Inc.	Swap for Common Stock	BUY	266,445
6/14/2019	TEGNA Inc.	Common Stock	BUY	190,000
6/17/2019	TEGNA Inc.	Common Stock	BUY	75,671
6/17/2019	TEGNA Inc.	Common Stock	BUY	150,000
6/18/2019	TEGNA Inc.	Common Stock	BUY	131,700
6/19/2019	TEGNA Inc.	Common Stock	BUY	150,000
6/20/2019	TEGNA Inc.	Common Stock	BUY	200,000
6/20/2019	TEGNA Inc.	Common Stock	BUY	59,000
6/21/2019	TEGNA Inc.	Common Stock	BUY	165,000
6/24/2019	TEGNA Inc.	Common Stock	BUY	84,677
6/25/2019	TEGNA Inc.	Common Stock	BUY	150,000
6/25/2019	TEGNA Inc.	Common Stock	BUY	100,000
6/26/2019	TEGNA Inc.	Swap for Common Stock	BUY	156,616
6/27/2019	TEGNA Inc.	Swap for Common Stock	BUY	92,400
6/28/2019	TEGNA Inc.	Swap for Common Stock	BUY	76,209
7/1/2019	TEGNA Inc.	Swap for Common Stock	BUY	51,530
7/2/2019	TEGNA Inc.	Swap for Common Stock	BUY	49,348
7/3/2019	TEGNA Inc.	Swap for Common Stock	BUY	70,176
7/5/2019	TEGNA Inc.	Swap for Common Stock	BUY	45,566
7/8/2019	TEGNA Inc.	Swap for Common Stock	BUY	53,165
7/9/2019	TEGNA Inc.	Swap for Common Stock	BUY	49,157
7/10/2019	TEGNA Inc.	Swap for Common Stock	BUY	88,000
7/11/2019	TEGNA Inc.	Swap for Common Stock	BUY	150,000
7/12/2019	TEGNA Inc.	Swap for Common Stock	BUY	128,200
7/15/2019	TEGNA Inc.	Swap for Common Stock	BUY	93,896
7/16/2019	TEGNA Inc.	Swap for Common Stock	BUY	118,834
7/17/2019	TEGNA Inc.	Swap for Common Stock	BUY	150,000
7/18/2019	TEGNA Inc.	Swap for Common Stock	BUY	92,943
7/19/2019	TEGNA Inc.	Swap for Common Stock	BUY	112,204
7/22/2019	TEGNA Inc.	Swap for Common Stock	BUY	177,200
7/23/2019	TEGNA Inc.	Swap for Common Stock	BUY	356,929
7/24/2019	TEGNA Inc.	Swap for Common Stock	BUY	105,500
7/29/2019	TEGNA Inc.	Swap for Common Stock	BUY	179,324	139,324
7/30/2019	TEGNA Inc.	Swap for Common Stock	BUY	227,449	227,449
7/31/2019	TEGNA Inc.	Swap for Common Stock	BUY	300,000	300,000
8/1/2019	TEGNA Inc.	Swap for Common Stock	BUY	254,783	254,783
8/2/2019	TEGNA Inc.	Swap for Common Stock	BUY	443,806	443,806
8/5/2019	TEGNA Inc.	Swap for Common Stock	BUY	350,000	350,000
8/5/2019	TEGNA Inc.	Common Stock	BUY	83,000
8/6/2019	TEGNA Inc.	Swap for Common Stock	BUY	200,000	200,000
8/6/2019	TEGNA Inc.	Common Stock	BUY	524,199
8/6/2019	TEGNA Inc.	Common Stock	BUY	90,000
8/7/2019	TEGNA Inc.	Swap for Common Stock	BUY	100,000	100,000
8/7/2019	TEGNA Inc.	Common Stock	BUY	415,000
8/7/2019	TEGNA Inc.	Common Stock	BUY	295,000
8/7/2019	TEGNA Inc.	Common Stock	BUY	275,000
8/7/2019	TEGNA Inc.	Common Stock	BUY	25,000
8/8/2019	TEGNA Inc.	Common Stock	BUY	300,000
8/9/2019	TEGNA Inc.	Common Stock	BUY	125,000
8/14/2019	TEGNA Inc.	Common Stock	BUY	75,000
8/14/2019	TEGNA Inc.	Common Stock	BUY	285,000
8/14/2019	TEGNA Inc.	Common Stock	BUY	200,000
8/14/2019	TEGNA Inc.	Common Stock	BUY	119,000
8/14/2019	TEGNA Inc.	Common Stock	BUY	25,000
9/24/2019	TEGNA Inc.	Common Stock	BUY	502,324
9/24/2019	TEGNA Inc.	Common Stock	BUY	225,000
9/24/2019	TEGNA Inc.	Common Stock	BUY	33,166
9/25/2019	TEGNA Inc.	Common Stock	BUY	505,000
11/1/2019	TEGNA Inc.	Swap for Common Stock	SELL (EXERCISE OF SWAP)	(2,346,299)
11/1/2019	TEGNA Inc.	Common Stock	BUY (EXERCISE OF SWAP)	2,346,299
11/1/2019	TEGNA Inc.	Swap for Common Stock	SELL (EXERCISE OF SWAP)	(3,791,104)
11/1/2019	TEGNA Inc.	Common Stock	BUY (EXERCISE OF SWAP)	3,791,104

IMPORTANT
Please review this proxy statement and the enclosed materials carefully. YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own.
1.	If your shares are registered in your own name, please sign, date and mail the enclosed WHITE proxy card to Okapi in the postage-paid envelope provided, or vote by telephone or Internet, today.
2.
If you have previously signed and returned a proxy card to the Company, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to the Company by signing, dating and mailing the enclosed WHITE proxy card in the postage-paid envelope provided or by voting by telephone or Internet. Any proxy may be revoked at any time prior to the 2020 Annual Meeting by delivering a written notice of revocation or a later-dated proxy for the 2020 Annual Meeting to Okapi or by voting in person at the 2020 Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

3.
If your shares are held in the name of a brokerage firm, bank nominee or other institution, only such firm, nominee or other institution can vote your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed WHITE voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a WHITE proxy card to be issued representing your shares.

4.	After signing the enclosed WHITE proxy card, do not sign or return the Company’s proxy card unless you intend to change your vote, because only your latest dated proxy card will be counted.
If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement, or need help voting your shares, please contact our proxy solicitor:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
Shareholders may call toll-free: (855) 208-8902
Banks and brokers call: (212) 297-0720
Email: info@okapipartners.com
WHITE CARD
PRELIMINARY COPY — SUBJECT TO COMPLETION
[FORM OF PROXY CARD]
TEGNA Inc.
2020 Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF STANDARD GENERAL L.P. (“STANDARD GENERAL”), STANDARD GENERAL MASTER FUND L.P., COLLEEN B. BROWN, ELLEN MCCLAIN HAIME, SOOHYUNG KIM, DEBORAH MCDERMOTT, DANIEL MALMAN, AMIT THAKRAR, DAVID GLAZEK, STEPHEN USHER AND LAWRENCE WERT (COLLECTIVELY, THE “PARTICIPANTS”).
THIS PROXY SOLICITATION IS NOT BEING MADE BY OR ON BEHALF OF TEGNA INC.
The undersigned appoint(s) Bruce H. Goldfarb, Jason Alexander and Pat McHugh and each of them, as proxies (each and any substitute, a “Proxyholder”) with full power of substitution and with discretionary authority to vote all shares of common stock of TEGNA Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2020 Annual Meeting of Shareholders of the Company scheduled to be held on ●, 2020, at ●, at ● including any adjournments, continuations or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”) on all matters coming before the Annual Meeting.
The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all actions the herein named Proxyholders, their substitutes, or any of them may lawfully take by virtue hereof. Other than the four proposals set forth on the reverse side of this card, the Participants are not aware of any other matters to be considered at the Annual Meeting. However, should other matters, unknown a reasonable time before the Annual Meeting, be brought before the Annual Meeting, each Proxyholder will vote on such matters in their discretion. If properly executed, this proxy will be voted as directed on the reverse side and each Proxyholder will vote in his or her discretion with respect to any other matters, unknown a reasonable time before the Annual Meeting, as may properly come before the Annual Meeting.
IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES SET FORTH IN PROPOSAL 1.
IMPORTANT: PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY CARD TODAY!
WE RECOMMEND A VOTE “FOR” THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 BELOW.
PROPOSAL NO. 1: Standard General’s proposal to elect Soohyung Kim, Colleen B. Brown, Ellen McClain Haime, Deborah McDermott and Lawrence Wert and the Select Company Nominees as follow [__],  as directors of the Company.  To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the name(s) of the nominees on the lines provided.
FOR ALL NOMINEES ☐	WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES ☐
FOR ALL EXCEPT NOMINEE(S) WRITTEN BELOW

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

________________________________________________________________________

STANDARD GENERAL INTENDS TO USE THIS PROXY TO VOTE (I) “FOR” SOOHYUNG KIM, COLLEEN B. BROWN, ELLEN MCCLAIN HAIME, DEBORAH MCDERMOTT AND LAWRENCE WERT, AND (II) “FOR” THE COMPANY'S DIRECTOR NOMINEES [__], [__], [__], [__], [__], [__] AND [__]. THE NAMES, BACKGROUNDS AND QUALIFICATIONS OF THE COMPANY'S NOMINEES, AND OTHER INFORMATION ABOUT THEM, CAN BE FOUND IN THE COMPANY'S PROXY STATEMENT. THERE IS NO ASSURANCE THAT ANY OF THE COMPANY'S NOMINEES WILL SERVE AS DIRECTORS IF OUR NOMINEES ARE ELECTED. Standard General does not expect that any of the nominees will be unable to stand for election, but, in the event any nominee is unable to serve or for good cause will not serve, the shares of common stock represented by this proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s organizational documents and applicable law. In addition, Standard General has reserved the right to nominate substitute person(s) if the Company makes or announces any changes to its organizational documents or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any nominee, to the extent this is not prohibited under the Company’s organizational documents and applicable law. In any such case, shares of common stock represented by this proxy card will be voted for such substitute nominee(s).

STANDARD GENERAL RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2020.

PROPOSAL NO. 2 Company’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2020.

 ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

STANDARD GENERAL RECOMMENDS A VOTE “AGAINST” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL NO. 3 Company’s proposal of an advisory resolution to approve executive compensation.

☐ FOR     ☐ AGAINST     ☐ ABSTAIN

STANDARD GENERAL RECOMMENDS A VOTE “AGAINST” THE APPROVAL OF THE TEGNA 2020 OMNIBUS INCENTIVE COMPENSATION PLAN.

PROPOSAL NO. 4 Company’s proposal to approve the TEGNA 2020 Omnibus Incentive Compensation Plan.

 ☐ FOR     ☐ AGAINST     ☐ ABSTAIN

PLEASE SIGN AND DATE ON THE REVERSE SIDE

FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Date:
Signature:
Signature (if held jointly):
Title(s):

Please sign exactly as name appears on share certificates or on label affixed hereto. When shares are held by joint tenants, both should sign. In case of joint owners, EACH joint owner should sign and date. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such.

PLEASE SIGN, DATE AND MAIL YOUR PROXY PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED